Exhibit 4.2
THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.
WARRANT TO PURCHASE STOCK
Company: Alimera Sciences, Inc., a Delaware corporation
Number of Shares: As set forth below
Class of Stock: Common Stock, $0.01 par value per share
Warrant Price: $11.00 per share, subject to adjustment
Issue Date: October 14, 2010
Expiration Date: October 13, 2020
Credit Facility:	This Warrant is issued in connection with that certain Loan and Security Agreement of even date herewith among Midcap Funding III, LLC, Silicon Valley Bank, and the Company (as amended and in effect from time to time, the “Loan Agreement”).
     THIS WARRANT CERTIFIES THAT, for good and valuable consideration, MIDCAP FUNDING III, LLC (Midcap Funding III, LLC, together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, is referred to hereinafter as “Holder”) is entitled to purchase the number of fully paid and non-assessable shares (the “Shares”) of the above-stated Class of Stock (the “Class”) of the above-named company (the “Company”) at the above-stated Warrant Price per Share, all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.
A. Number of Shares. This Warrant shall be exercisable for the Initial Shares, plus the Additional Shares (if any).
          (1) Initial Shares. As used herein, “Initial Shares” means 23,864 shares of the Class, subject to adjustment from time to time in accordance with the provisions of this Warrant.
          (2) Additional Shares. Upon the advance of the balance of the Term B Loan (as defined in the Loan Agreement) pursuant to the Loan Agreement by Holder (or its affiliate) to the Company, this Warrant automatically shall become exercisable for such number of additional shares of the Class (cumulatively, the “Additional Shares”) as shall equal (a) 262,500, divided by (b) the Warrant Price in effect on and as of the date of such advance, and subject to adjustment thereafter from time to time in accordance with the provisions of this Warrant.

          (3) As used herein, “Shares” means the Initial Shares together with all Additional Shares (if any) for which this Warrant becomes exercisable in accordance with paragraph A(2) above, and subject to adjustment from time to time in accordance with the provisions of this Warrant.
ARTICLE 1. EXERCISE.
          1.1 Method of Exercise. Holder may exercise this Warrant by delivering the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Article 1.2, Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.
          1.2 Conversion Right. In lieu of exercising this Warrant as specified in Article 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Article 1.3.
          1.3 Fair Market Value. If shares of the Class are then publicly listed or quoted on one or more securities exchanges, inter-dealer quotation systems or over-the-counter markets, the fair market value of a Share shall be the closing price of a share of the Class reported on the principal such exchange, system or market for the business day immediately before Holder delivers this Warrant together with its Notice of Exercise to the Company. If shares of the Class are not then publicly listed or quoted on one or more securities exchanges, inter-dealer quotation systems or over-the-counter markets, then the Board of Directors of the Company shall determine the fair market value of a Share in its reasonable good faith judgment.
          1.4 Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new warrant of like tenor representing the Shares not so acquired.
          1.5 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.
          1.6 Treatment of Warrant Upon Acquisition of Company.
               1.6.1 “Acquisition”. For the purpose of this Warrant, “Acquisition” means any sale, exclusive license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, merger or sale of outstanding equity securities of the Company where the holders of the Company’s outstanding voting equity securities as of immediately before the transaction beneficially own less than a majority of the outstanding voting equity securities of the surviving or successor entity as of immediately after the transaction.
               1.6.2 Treatment of Warrant at Acquisition.
A) Upon the written request of the Company, Holder agrees that, in the event of an Acquisition in which the sole consideration is cash, either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will expire upon the consummation of such Acquisition. The Company shall provide the Holder with written notice of its request relating to the foregoing (together with such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.
B) Upon the written request of the Company, Holder agrees that, in the event of an Acquisition that is an “arms length” sale of all or substantially all of the Company’s assets (and only its assets) to a third party that is not an Affiliate (as defined below) of the Company (a “True Asset Sale”), either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will continue until the Expiration Date if the Company continues as a going concern following the closing of any such True Asset Sale. The Company shall provide the Holder with written notice of its request relating to the foregoing (together with such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.
C) Upon the closing of any Acquisition other than those particularly described in subsections (A) and (B) above, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price and/or number of Shares shall be adjusted accordingly.
As used in this Article 1.6, “Affiliate” shall mean any person or entity that owns or controls directly or indirectly ten percent (10%) or more of the stock of Company, any person or entity that controls or is controlled by or is under common control with such persons or entities, and each of such person’s or entity’s officers, directors, joint venturers or partners, as applicable.
ARTICLE 2. ADJUSTMENTS TO THE SHARES.
          2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the outstanding shares of the Class payable in common stock or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.
          2.2 Reclassification, Exchange, Combinations or Substitution. Upon any reclassification, exchange, substitution, recapitalization, reorganization or other event affecting the outstanding shares of the Class, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised in full immediately before such reclassification, exchange, substitution, recapitalization, reorganization or other event, at an aggregate Warrant Price not exceeding the aggregate Warrant Price in effect as of immediately prior thereto. The Company or its successor shall promptly issue to Holder a certificate pursuant to Article 2.6 hereof setting forth the number, class and series or other designation of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution, recapitalization, reorganization or other event. The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, recapitalizations, reorganizations and other events.
          2.3 [Intentionally Omitted].
          2.4 No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment. For the avoidance of doubt, an amendment of the Company’s Certificate of Incorporation that does not impact the rights of the Holder to be granted upon exercise of this Warrant in a manner differently than the rights of all other holders of the Class in their capacity as such shall not be deemed an impairment for the purposes of this Warrant.
          2.5 Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.
          2.6 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, Class and/or number of Shares, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price, Class and number of Shares in effect upon the date thereof and the series of adjustments leading to such Warrant Price, Class and number of Shares.
ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.
          3.1 Representations and Warranties. The Company represents and warrants to, and agrees with, the Holder as follows:
               (a) All Shares which may be issued upon the exercise of the purchase right represented by this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.
          3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon the outstanding shares of the Class, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription or sale pro rata to the holders of the outstanding shares of the Class any additional shares of any class or series of the Company’s stock; (c) to effect any reclassification, reorganization or recapitalization of the shares of the Class; (d) to effect an Acquisition or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the Company’s securities for cash, then, in connection with each such event, the Company shall give Holder: (1) at least 10 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of shares of the Class will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.
          3.3 Registration Under Securities Act of 1933, as amended. The Company agrees that the Shares shall have the same incidental, or “Piggyback,” and S-3 registration rights that the holders of registrable securities have under the Company’s Investor Rights Agreement. The provisions set forth in the Company’s Investor Rights Agreement relating to the above in effect as of the Issue Date may not be amended, modified or waived without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification, or waiver affects the rights associated with all other registrable securities under such Agreement.
          3.4 No Shareholder Rights. Except as provided in this Warrant, Holder will not have any rights as a shareholder of the Company until the exercise of this Warrant.
          3.5 Certain Information. Subject to the provisions of Section 12.9 of the Loan Agreement, the Company agrees to provide Holder at any time and from time to time with such information as Holder may reasonably request for purposes of Holder’s compliance with regulatory, accounting and reporting requirements applicable to Holder.
ARTICLE 4. REPRESENTATIONS, WARRANTIES OF THE HOLDER. The Holder represents and warrants to the Company as follows:
          4.1 Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder will be acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.
          4.2 Disclosure of Information. Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.
          4.3 Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.
          4.4 Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.
          4.5 The Act. Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.
ARTICLE 5. MISCELLANEOUS.
          5.1 Term: This Warrant is exercisable in whole or in part at any time and from time to time on or before the Expiration Date.

          5.2 Legends. This Warrant and the Shares shall be imprinted with a legend in substantially the following form:
THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 OF THAT CERTAIN WARRANT TO PURCHASE STOCK ISSUED BY THE COMPANY TO MIDCAP FUNDING III, LLC DATED AS OF OCTOBER 14, 2010 MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.
          5.3 Compliance with Securities Laws on Transfer. This Warrant and/or the Shares issued upon exercise or conversion of this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder, provided that such affiliate is an “accredited investor” as defined in Regulation D promulgated under the Act.
          5.4 Transfer Procedure. Subject to the provisions of Article 5.3 and upon providing the Company with written notice, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant to any transferee, provided, however, in connection with any such transfer, Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable). The foregoing provisions of this Article 5.4 shall not apply to a public sale of any Shares issued on exercise or conversion of this Warrant pursuant to the provisions of Rule 144 promulgated under the Act.
          5.5 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid (or on the first business day after transmission by facsimile), at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such holder from time to time. All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:
Midcap Funding III, LLC
7735 Old Georgetown Road, Suite 400

Bethesda, Maryland 20814
Attention: Portfolio Management- Life Sciences
Telephone: 301-760-7600
Facsimile: 301-941-1450
     Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:
Alimera Sciences, Inc.
Attn: Richard S. Eiswirth, Jr.
6120 Windward Parkway, Suite 290
Alpharetta, Georgia 30005
Telephone: 678-527-1750
Facsimile: 678-990-5744
          5.6 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.
          5.7 Attorney’s Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.
          5.8 Automatic Conversion upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Article 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Article 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to Holder.
          5.9 Counterparts. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

          5.10 Governing Law. This Warrant shall be governed by and construed in accordance with State of Delaware without giving effect to its principles regarding conflicts of law.

“COMPANY” ALIMERA SCIENCES, INC.
By:	/s/ Richard S. Eiswirth, Jr.
	Name:	Richard S. Eiswirth, Jr.
	Title:	Chief Operating Officer and Chief Financial Officer

“HOLDER” MIDCAP FUNDING III, LLC
By:	/s/ Josh Groman
	Name:	Josh Groman
	Title:	Managing Director

APPENDIX 1
NOTICE OF EXERCISE
     1. Holder elects to purchase ___________ shares of the Common Stock of Alimera Sciences, Inc. pursuant to the terms of the attached Warrant, and tenders payment of the purchase price of the shares in full.
     [or]
     1. Holder elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in the Warrant. This conversion is exercised for _____________________ of the Shares covered by the Warrant.
     [Strike paragraph that does not apply.]
     2. Please issue a certificate or certificates representing the Shares in the name specified below:

Holders Name

(Address)
     3. By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 4 of the Warrant as of the date hereof.

HOLDER:
By:
Name:
Title:
(Date):

1240892.4